Exhibit 1.5

CDC Software Strengthens Channel Partnership Focusing on
Japanese Enterprises in Greater China

Daikin Airconditioning selected Executive Suite as its business performance management tool to improve operating efficiencies

Hong Kong October 6, 2004 — chinadotcom corporation (NASDAQ: CHINA; www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced a further strengthening of its partnership with ISI-Dentsu of Asia, Ltd. (“ISID/Asia”), a leading information technology services company in Asia, to distribute CDC Software’s Executive Suite, a sophisticated Business Performance Management solution. ISID/Asia has a strong distribution network with the Japanese enterprises in Greater China.

Steve Collins, Managing Director of CDC Software, said, “We are pleased to further strengthen our partnership with ISID/Asia by having it as our distributor for Executive Suite in addition to its distributorship for our self-developed proprietary software solution of Human Resources Management in Greater China. Leveraging ISID/Asia’s strong distribution network with Japanese enterprises, we believe this channel partnership will further strengthen our penetration in the Japanese business community which is one of our key markets for expansion in Greater China.”

After a careful and thorough evaluation, Daikin Airconditioning (Hong Kong) Limited recently selected CDC Software’s Executive Suite as their performance management solution to help improve its financial and operating analysis. Daikin’s existing reporting system involved manual steps and as a result was labor intensive. Executive Suite will automate the integration of the underlying transactional system, which allows them to make faster, smarter business decisions based on timely, accurate, and secure financial and operational reports. ISID’s knowledge and focus on the Japanese business community in Hong Kong was a key factor on Daikin’s decision making of deploying Executive Suite.

“Executive Suite is a sophisticated and fully integrated business performance management tool, which we believe is a good choice for our customers who want to improve their operating efficiency and monitor their performance,” said Fukasawa Akio, Managing Director of ISI-Dentsu of Asia, Ltd. “We’ve been working with CDC Software for over 3 years in the human resources management area and we believe this partnership will further broaden our product portfolio and is expected to add further value to our customers.”

Executive Suite is a fully integrated financial management application delivering budgeting, planning, forecasting, consolidation, reporting and analysis to a broad spectrum of customers. In May 2003, “Executive Suite” qualified as a Gold Certified Analytical Application Partner and a member of the Microsoft Data Warehousing Alliance, which is an exclusive group of organizations whose data warehousing and business intelligence solutions meet rigorous requirements in quality and design as set by Microsoft. Highlighted Executive Suite users include Daikin Airconditioning (Hong Kong) Limited, ASIMCO, Scandlines AG, Sydbank A/S, August Storck KG, SBS Services

(UK) Limited, Ramboll Danmark A/S, A/S Arovit Petfood and Guildford Borough Council.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

About ISI-Dentsu of Asia, Ltd.

ISI-Dentsu of Asia, Ltd. (ISID/Asia) is a wholly-owned subsidiary of Information Services International — Dentsu, Ltd. (ISID; TSE: 1st Section Tokyo; Website: www.isid.co.jp). ISID, established in 1975 as a joint venture of Dentsu Inc. and General Electric Company, has deep roots in Japan and has grown to become an international company with subsidiaries in the United Kingdom, United States, Hong Kong, Shanghai, Singapore, and Malaysia. With more than 1,900 employees, ISID and ISID/Asia offer a full range of cutting-edge IT and valuable services including professional consulting, hardware and software products, systems planning and integration support.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the ability to integrate operations or new acquisitions, the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners, risks associated with the development and licensing of software generally, the future growth of the mobile telecommunications industry in the PRC, the development of new technologies and applications or services affecting current and future business, and general risks of the software, mobile services, marketing and internet sectors. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations

Jane Cheng, Public Relations

Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Investor Relations

Craig Celek, Vice President, Investor Relations

Tel:	1 (212) 661 2160
Fax:	1 (973) 509 8008
e-mail:	craig.celek@hk.china.com

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